EXHIBIT 99.1

WIRELESS FACILITIES REPORTS FOURTH QUARTER AND FULL YEAR 2003 RESULTS

- FOURTH QUARTER REVENUES REACH A RECORD $82.9 MILLION -

- OPERATING INCOME INCREASES 216% TO $7.9 MILLION -

- EPS INCREASES 120% TO $.11 (diluted) -

San Diego, CA, February 19, 2004 — Wireless Facilities, Inc. (WFI) (NASDAQ: WFII) today reported results for the fourth quarter and full year ending December 31, 2003.

Revenues for the fourth quarter of fiscal 2003 increased 63% to $82.9 million from $51.0 million in the fourth quarter of fiscal 2002. Operating income increased 216% to $7.9 million from $2.5 million in the fourth quarter of fiscal 2002. Net income increased 161% to $8.1 million from $3.1 million in the fourth quarter of fiscal 2002, and EPS increased 120% to $.11 (diluted) from $.05 (diluted) in the fourth quarter of fiscal 2002.

For full fiscal year 2003, revenues increased 40% to $262.2 million from $187.0 million in fiscal 2002. Operating income increased to $22.2 million from a loss of $54.7 million in fiscal 2002. Net income increased to $23.5 million from a loss of $63.9 million in fiscal 2002, and EPS increased to $.32 (diluted) from a loss per common share of $1.33 (diluted and basic) in fiscal 2002.

“Today WFI reported results for the quarter and for the year that demonstrate the extent to which our business has not only recovered from the prolonged downturn in the telecommunications industry, but has emerged stronger than at any time in our nearly ten year history,” said Dr. Masood Tayebi, Chairman and CEO of WFI.

“As we look to 2004 and beyond, we have good reason to believe that the Company is better positioned today than at any point in our past. Strategically, we have diversified into synergistic businesses that allow us to capitalize on our engineering talent and core capabilities: the enterprise market for voice and data networks and security systems and the government market for communications and information technology systems. Operationally, we have strengthened and diversified our customer base, are well positioned for growth in each of our core markets, and are led by a strong management team. And financially, we have the means available to us to continue to execute on our strategy with a strong balance sheet and growing operating income that is now on a run rate in excess of $6 million per quarter,” Tayebi concluded.

“We are very encouraged by our fourth quarter results, and by our success in growing our revenue while at the same time leveraging our SG&A expenses, and improving our overall profitability. Fourth quarter 2003 revenue represented a record level for WFI and was driven by strong demand for the Company’s wireless networking services by customers such as Telefonica in Mexico, and Cingular, Western Wireless, AT&T, and Sprint in the United States as well as by our entry into the enterprise solutions market. Our enterprise solutions business continued to generate momentum in the fourth quarter with significant new wins from several major corporations as well as from sites such as the Atlanta Airport and the Toyota Center,” said Eric M. DeMarco, President and Chief Operating Officer of WFI.

“Our plan for 2004 is to continue to focus on internal revenue growth in each of our three business divisions while at the same time continuing to pursue complementary acquisitions that expand either our customer base, our technical skills, or our geographic reach. We will also continue to manage our cost structure and leverage our incremental revenue dollars in order to lower our SG&A expenses as a percentage of revenue,” DeMarco concluded.

In conjunction with today’s earnings announcement, the Company also announced that effective April 1, 2004, Eric M. DeMarco will be assuming the role of CEO and Masood Tayebi will become Executive Chairman.

DeMarco will also become a member of WFI’s Board of Directors. “Transitioning the role of CEO to Eric will allow me to devote my time to working directly with the major carriers on new global business opportunities while Eric focuses on executing our strategy and on the day to day operations of the business. The Board and I are confident that WFI will be well served by having Eric as our CEO during this next phase of the Company’s development,” stated Tayebi.

In 2002, as a result of the downturn in the telecommunications industry, WFI ceased providing guidance on its financial outlook. As a result of the significantly improved market for WFI’s services and the Company’s increased visibility into its business prospects, the Company will be providing, with each quarterly earnings release, a forward quarter and full year fiscal 2004 financial outlook. These estimates represent management’s expectations about the Company’s future financial performance based on information currently available.

Fiscal 2004
	First Quarter	Full Year
Revenue	$76 - $83 million	$390 - $420 million
EPS (diluted)	$.07 - $.08	$.38 - $.42
Effective tax rate*	15 – 18%	15 – 18%
Diluted Shares	~ 78 million	~ 80 million

*The effective tax rate of 15 – 18% assumes certain tax benefits are realized at some point in 2004 based on favorable projections of operating results and favorable resolution of certain tax items. If management’s assumptions of such favorable events do not occur, the effective tax rate may be higher.

WFI will hold a conference call to discuss 2003 fourth quarter and full year results today at 1:30 p.m. Pacific Time. The call will webcast over the Internet and can be accessed through WFI’s website at www.wfinet.com. A replay of the call will be available from 4:30 p.m. Pacific Time on February 19th through 4:30 p.m. Pacific Time on February 27th by dialing (800) 633-8284 (Reservation #21177776).

About Wireless Facilities, Inc.

Headquartered in San Diego, CA, Wireless Facilities, Inc. is an independent provider of outsourced communications and security systems engineering and integration services and other technical services for the wireless communications industry, the US government, and enterprise customers. The principal services we provide include the design, deployment, integration, and the overall management of wireless communications networks. We also provide communications systems engineering, systems integration, and the outsourcing of technical services such as operational test and evaluation and program management for the federal government and the design, deployment, and integration of security and other in-building systems including access control and intrusion detection for enterprise customers. The Company has performed work in over 100 countries since its founding in 1994. News and information are available at www.wfinet.com.

Notice Regarding Forward-Looking Statements

This news release contains certain forward-looking statements including, without limitation, express or implied statements concerning the Company’s expectations regarding future financial performance and market developments that involve risks and uncertainties. Such statements are only predictions, and the Company’s actual results may differ materially. Factors that may cause the Company’s results to differ materially include, but are not limited to: risks associated with the successful integration of the Government Services Division and the companies within the Enterprises Solutions Division; the Company’s inability to win federal government contracts or achieve the synergies or benefits expected from the HTS acquisition; changes in the budgets of US government customers upon which the Government Services Division is dependent; changes in the scope or timing of the Company’s wireless networks projects which could effect revenue and profitability; slowdowns in telecommunications infrastructure spending in the United States and globally, which could delay network deployment and reduce demand for the Company’s services; the timing, rescheduling or cancellation of significant customer contracts and agreements; and changes in the Company’s effective income tax rate. A complete description of the Company’s risk factors are more fully discussed in the Company’s Annual Report on Form 10-K filed on March 21, 2003 and in other filings made with the Securities and Exchange Commission.

WIRELESS FACILITIES, INC.

Consolidated Statements of Operations

(In millions, except per share amounts)

	Three months ended December 31,
	2002	2003
Revenues	$51.0	$82.9
Cost of revenues	37.3	62.2

Gross profit	13.7	20.7

Selling, general and administrative expenses	10.0	11.2
Credit for doubtful accounts	(0.6)	(0.2)
Depreciation and amortization	1.8	1.7
Asset impairment and other charges, net	—	0.1

Operating income	2.5	7.9
Other income, net	0.7	0.2

Income before minority interest and provision for income taxes	3.2	8.1
Minority interest	0.1	—
Provision for income taxes	—	—

Net income	$3.1	$8.1

Net income per common share:
Basic	$0.06	$0.14

Diluted	$0.05	$0.11

Weighted-average common shares outstanding:
Basic	48.4	59.3

Diluted	67.0	76.8

WIRELESS FACILITIES, INC.

Consolidated Statements of Operations

(In millions, except per share amounts)

	Years ended December 31,
	2002	2003
Revenues	$187.0	$262.2
Cost of revenues	138.7	190.9

Gross profit	48.3	71.3

Selling, general and administrative expenses	52.3	45.6
Provision (credit) for doubtful accounts	7.9	(3.3)
Depreciation and amortization	7.8	6.7
Asset impairment and other charges, net	35.0	0.1

Operating income (loss)	(54.7)	22.2
Other income, net	1.0	1.3

Income (loss) before minority interest and provision for income taxes	(53.7)	23.5
Minority interest	0.1	—
Provision for income taxes	10.1	—

Net income (loss)	$(63.9)	$23.5

Net income (loss) per common share:
Basic	$(1.33)	$0.44

Diluted	$(1.33)	$0.32

Weighted-average common shares outstanding:
Basic	48.1	53.4

Diluted	48.1	73.3

WIRELESS FACILITIES, INC.

Consolidated Balance Sheets

(In millions)

	December 31,
	2002	2003
Assets
Current assets:
Cash and cash equivalents	$99.1	$89.6
Short-term investments	—	24.6
Accounts receivable, net	60.5	95.8
Accounts receivable-related party, net	0.4	0.2
Contract management receivables, net	2.4	1.0
Income taxes receivable	3.1	—
Prepaid expenses	1.6	1.9
Employee loans and advances, net	0.2	0.4
Other current assets	3.5	4.5

Total current assets	170.8	218.0

Property and equipment, net	13.0	11.3
Goodwill	41.6	51.1
Other intangibles	—	0.5
Deferred tax assets, net	—	11.5
Investments in unconsolidated affiliates	8.2	8.1
Employee loans and advances, net of current portion	0.5	—
Other assets	0.2	0.4

Total assets	$234.3	$300.9

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$6.1	$12.6
Accrued expenses	17.2	27.6
Accounts payable-related party	0.7	—
Contract management payables	5.6	1.0
Billings in excess of costs	6.4	6.9
Accrual for contingent consideration related to acquisitions	—	3.8
Accrual for unused office space	1.8	1.5
Income taxes payable, net	—	1.2
Capital lease obligations	2.3	0.5

Total current liabilities	40.1	55.1

Capital lease obligations, net of current portion	0.6	0.2
Accrual for unused office space, net of current portion	7.6	2.0
Deferred tax liabilities, net	1.6	—
Other liabilities	1.2	1.3

Total liabilities	51.1	58.6

Minority interest in subsidiary	0.3	0.3
Stockholders’ equity	182.9	242.0

Total liabilities and stockholders’ equity	$234.3	$300.9